Exhibit 99.1

ARISTA POWER RECEIVES $574,000 ORDER FROM STAN’S HARLEY-DAVIDSON DEALERSHIP FOR 166Kw SOLAR PHOTOVOLTAIC ARRAY

Rochester, NY, August 12, 2013 – Arista Power, Inc. (“Arista Power” or the “Company”) (OTCBB: ASPW) has received an order valued at $574,000 for a 166kW solar photovoltaic (PV) array from Stan’s Harley-Davidson dealership in Batavia, New York.

Stan’s Harley-Davidson is a second generation retail and service dealership occupying a 28,000 square foot facility on the north side of Batavia, New York.  The solar system will be comprised of more than 600 American-made solar panels mounted on the storefront’s roof.  The 166kW system will be tied into the building’s existing electrical service and will be interconnected to National Grid’s transmission lines.

The solar photovoltaic array is projected to generate 100% of Stan’s current annual consumption of electricity and will provide a payback of just over seven years after taking in account New York State and Federal incentives.  Arista Power expects to install the solar PV array in the first half of the fourth quarter of 2013.

Darryl Horzempa, President and Owner of Stan’s Harley-Davidson, said “Now is the time for us to invest into the solar market, especially with all of the tax credits and incentives available for New York businesses. We have focused on reducing our power consumption to a point where this 166kW solar PV system will generate all of our electricity needed on a yearly basis.”  Mr. Horzempa continued “Making this investment in solar will fix our energy costs moving forward, and help better plan for future generations in our family business.  This solar PV array is one of the centerpieces of our sustainability initiative, along with our environmental outlook and recycling programs.”

“This order from Stan’s Harley-Davidson demonstrates the value we can provide to commercial customers by tailoring our suite of renewal energy solutions to meet the specific needs of each customer based on their individual energy usage profiles,” said Mark Matthews, President of Arista Power.  “From stand-alone solar energy systems to the integration of solar and/or wind energy with our patent-pending Power on Demand peak demand shaving system, we believe that our capabilities to create and implement a wide range of customer-specific renewable-based energy saving solutions for residential, commercial and military applications differentiates Arista Power and will lead to more successes going forward.”

About Arista Power, Inc.
Arista Power, Inc. is a developer, manufacturer, and supplier of custom-designed power management systems, renewable energy storage systems, and a supplier and designer of solar energy systems. Arista Power’s patent-pending Power on Demand system utilizes inputs from multiple energy sources including wind, solar, fuel cells, and the grid, in conjunction with a custom-designed battery storage system and a proprietary smart monitoring technology that releases energy at optimal times to reduce peak power demand, thereby lowering electricity costs for large energy users who deal with peak usage pricing. Arista Power also sells a Mobile Renewable Power Station (MRPS) that utilizes energy generated from wind, solar PV, generators, fuel cells and other energy-generating devices that is stored in an integrated onboard storage device for military and other applications, and a stationary, scalable Renewable Power Station (RPS) that can be drop-shipped to off-grid locations to be used as a micro-grid.  For more information on Arista Power, visit the Company’s website at www.AristaPower.com.  View, Like, and Follow the Company’s social media platforms at:

Facebook: Facebook.com/AristaPower
Twitter:  Twitter.com/AristaPower
LinkedIn:  Linkedin.com/company/arista-power-inc
YouTube:  YouTube.com/channel/AristaPower

About Stan’s Harley Davidson, Inc.
Founded in 1958, Stan’s Harley-Davidson is a retail and service Harley-Davidson Dealership located on 4425 West Saile Drive in Batavia, New York. Stan’s Harley-Davidson is an award-winning Harley-Davidson dealership in Western New York. More information at www.stanshd.com.